As filed with the United States Securities and Exchange Commission on November 25, 2024.

Registration Statement File No. 333-249735

Registration Statement File No. 333-235478

Registration Statement File No. 333-235407

Registration Statement File No. 333-197145

Registration Statement File No. 333-185390

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-249735

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-235478

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-235407

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-197145

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-185390

UNDER THE SECURITIES ACT OF 1933

ENVESTNET, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-1409613
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1000 Chesterbrook Boulevard, Suite 250

Berwyn, Pennsylvania 19312

(312) 827-2800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Shelly O’Brien

Chief Legal Officer

1000 Chesterbrook Boulevard, Suite 250

Berwyn, Pennsylvania 19312

(312) 827-2800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Edward S. Best

Willkie Farr LLP

300 North LaSalle Drive Chicago, Illinois 60606

(312) 728-9158

Approximate date of commencement of proposed sale to the public: N/A. The registrant is filing this post-effective amendment to remove from registration any securities registered hereunder that remain unsold.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments are being filed by Envestnet, Inc. (the “Registrant”) to deregister all securities remaining unsold under the following Registration Statements on Form S-3 (the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

●	Registration Statement on Form S-3 (333-249735) filed with the SEC on October 29, 2020, pertaining to the registration of shares of common stock, par value $0.005 per share, undesignated preferred stock and debt securities of the Registrant.

●	Registration Statement on Form S-3 (333-235478) filed with the SEC on December 12, 2019, pertaining to the registration of 2,826,979 of shares of common stock, par value $0.005 per share, issuable pursuant to the Registration Rights Agreement between Registrant and BlackRock, Inc.

●	Registration Statement on Form S-3 (333-235407) filed with the SEC on December 6, 2019, pertaining to the registration of 2,826,979 of shares of common stock, par value $0.005 per share, issuable pursuant to the Registration Rights Agreement between Registrant and BlackRock, Inc.

●	Registration Statement on Form S-3 (333-197145) filed with the SEC on July 1, 2014, pertaining to the registration of shares of common stock, par value $0.005 per share, undesignated preferred stock and debt securities of the Registrant.

●	Registration Statement on Form S-3 (333-185390) filed with the SEC on December 11, 2012, pertaining to the registration of shares of common stock, par value $0.005 per share, undesignated preferred stock and debt securities of the Registrant.

Effective November 25, 2024, pursuant to and in accordance with the Agreement and Plan of Merger, dated as of July 11, 2024, by and among the Registrant, BCPE Pequod Buyer, Inc., a Delaware corporation (“Parent”), and BCPE Pequod Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation in the Merger and a wholly owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to the Registration Statements. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby amends the Registration Statements and removes from registration all such securities of the Registrant registered pursuant to the Registration Statements that remain unsold as of the date hereof and hereby terminates the effectiveness of such Registration Statements. After giving effect to this Post-Effective Amendment, there will be no remaining securities registered by the Registrant pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berwyn, State of Pennsylvania, on November 25, 2024.

Envestnet, Inc. (Registrant)

By:	/s/ James L. Fox
	Name:	James L. Fox
	Title:	Interim Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 of the Securities Act of 1933, as amended.

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